SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

Form 10-K/A-2


   XX  	Annual Report Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934 for the fiscal year ended December 31, 1996. [No Fee Required]

or

         	Transition report pursuant to Section 13 of 15(d) of the Securities Exchange Act of 1934 for transition period
from         to         . [No Fee Required]

Commission File No. 0-3936

ORBIT INTERNATIONAL CORP.
(Exact name of registrant as specified in its charter)

		Delaware							11-1826363
(State or other jurisdiction of                (I.R.S. Employer
 incorporation or organization)		  Identification No.)

80 Cabot Court, Hauppauge, New York 11788
(Address of principal executive offices)

Registrant's telephone number, including area code:
(516) 435-8300

Securities registered pursuant to Section 12(b) of the Act:  None

Securities registered pursuant to Section 12(g) of the Act:

Title of Each Class

Common Stock, $.10 par value per share

	Indicate by check mark whether the Registrant has (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months
(or for such shorter period that the Registrant was required to file such reports), and (2) been subject to such filing requirements for the past 90 days.

			Yes    X   				No ______

	Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this
Form 10-K.       X

Aggregate market value of Registrant's voting stock held by non-affiliates (based on shares held and the closing price quoted on the Nasdaq National Market on March 19, 1997): $15,465,000

Number of shares of common stock outstanding as of the close of the period covered by this report: 6,186,093.

Documents incorporated by reference: the Registrant's definitive proxy statement to be filed pursuant to regulation 14A promulgated under the Securities Exchange Act of 1934 in connection with the Registrant's 1996 Annual Meeting of Stockholders, the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, the Registrant's Current Report on Form 8-K filed February 7, 1996 and the Registrant's Current Report on Form 8-K/A filed July 8, 1996.


PART I


Item 1.	BUSINESS

General

		Orbit International Corp. (the     "Company" or "Orbit"
    ) conducts its operations through its Orbit Instrument
Division and its subsidiary, Behlman Electronics, Inc.  In August
1996, the Company announced that it was discontinuing operations of its apparel business. Through its Orbit Instrument Division, which includes its wholly-owned subsidiary, Orbit Instrument of California, Inc., the Company is engaged in the design, manufacture and sale of customized electronic components and subsystems. Behlman Electronics, Inc. is engaged in the design and manufacture of distortion free commercial power units, power conversion devices and electronic devices for measurement and display.

		In February 1996, the Company, through its wholly-owned subsidiary, Cabot Court, Inc., completed the acquisition of certain of the assets of Astrosystems, Inc. and its wholly-owned
subsidiary Behlman Electronics, Inc.,     each of which were
unaffiliated third parties.  Under the terms of the purchase agreement, Orbit assumed certain liabilities relating to the assets being acquired, including, without limitation, obligations
under the acquired contracts.      Concurrently with the
purchase, Cabot Court, Inc. changed its name to Behlman
Electronics, Inc.     ("Behlman")     .

		On August 6, 1996, the Board of Directors of the Company adopted a plan to sell and/or liquidate its remainig U.S. and
Canadian apparel operations.  The U.S. operations consisted of the design, importation and manufacture of women's active-wear and outer-wear, principally under the East/West label, through the Company's East/West Division and its subsidiary, East End
Apparel Group      Ltd.("East End")     .  In the fourth quarter
of 1996, the Company entered into a three-year license agreement
    (the  "Athco License Agreement") with Athco, Inc.  ("Athco"),
an unaffiliated third party,      pursuant to which Orbit granted
to     Athco      the right to manufacture and sell ladies
apparel under the     "East/West"      trademark in the U.S. and
Canada.      The Athco License Agreement is renewable for two
additional three-year terms at the option of Athco.  Under the terms of the Athco License Agreement, Orbit is entitled to a royalty equal to 3% of the first $5,000,000 of net sales of the articles licensed under such agreement during each year of the term and 2% of net sales in excess of $5,000,000 during each such year.  Athco is also required to pay annual guaranteed minimum royalties (which are nonrefundable advances applied against
actual royalties earned by Orbit) ranging from $100,000 during the first year of the term to $227,156 during the final year of
the second renewal term.      The operations of the East/West
division are limited to servicing such license.

		The Canadian apparel operations have been operated through the Company's three wholly-owned subsidiaries in Canada: Canada
Classique Inc.     ("Classique")     , Winnipeg Leather (1991)
Inc.     ("Winnipeg Leather")      and Symax Garment Co. (1993)
Ltd.     ("Symax")     .  On March 12, 1997, Orbit commenced
bankruptcy proceedings against Classique, which manufactured branded private label men's, women's and children's outer-wear in
Winnipeg, Manitoba, Canada, and Winnipeg Leather, which
manufactured and sold women's garments under private labels in
Winnipeg, Manitoba, Canada.  Classique and Winnipeg Leather are
now in bankruptcy and Orbit has appointed a receiver and manager for the purpose of liquidating their assets.  The Company is currently seeking buyers for such assets.  On March 7, 1997, substantially all of the assets of Symax, which manufactured label men's outer wear in Vancouver, British Columbia, Canada
were sold to     535562 B.C. Ltd., an unaffiliated third party
whose name was subsequently changed to Symax Garment Co. (1997)
Ltd. The purchase price was C$110,273.11 which was payable as follows: C$40,000 at the closing of the transaction, C$1,000 per month from August 1, 1997 to January 1, 1998, C$34,000 on
February 15, 1998, C$1,000 per month from August 1, 1998 to
January 1, 1999 and C$24,273.11 on February 15, 1999.

		In July 1988 Orbit, through a wholly-owned subsidiary, USA
Classic, Inc.     ("USA Classic")     , acquired all of the
outstanding stock of U.S. Apparel, Inc.  In November 1992, USA
Classic completed an initial public offering of 3,105,000 shares of its common stock, thereby reducing Orbit's ownership to
approximately 43%.  USA Classic designed, manufactured and
marketed men's, women's and children's active-wear, sportswear and outer-wear until it, and its subsidiaries, filed petitions under Chapter 11 of the United States Bankruptcy Code in May
1994.      USA Classic ceased operations in August 1994. At such
time, all of its remaining assets were sold to unaffiliated third parties and the proceeds from such sales were used to pay down outstanding obligations to USA Classic's secured lender.




Financial Information about Industry Segments

		The Company currently operates in one industry segment which involves the design and manufacture of various electronic components. In prior years it also operated in two additional segments in which it designed and manufactured items of apparel in the United States and Canada. The Company discontinued its operations in these segments in August 1996.

Glossary of Technical Terms

"AC power sources" means equipment that produces power that is the same as what would be received from a public utility.

"bit mapping" means a method of storing digital data for information displays.

"CRT terminals" means Cathode Ray Tube terminals.

"color liquid crystal display unit" means a flat panel based display used in information systems.

"Commercial Off the Shelf" means non-customized products produced in anticipation of customer orders.

"computer controlled action entry panels (CCAEP'S)" means computer input devices.

"data entry display devices" means computer-based devices that increase the efficiency between the human operator and the computer system.

"distortion free commercial power units" means power that is free of disturbances such as "brown-outs".

"electro luminescent power supplies" means power supplies which power electro luminescent displays.

"embedded instrumentation products" means products integrated by the end user into a larger system.

"fire control" means military terminology described in ship weaponry activities.

"frequency converters" means equipment which converts local power to equivalent foreign power.

"full-mil keyboards" means keyboards designed for use in a military environment.

"graphics technologies" means technologies that utilize digital information for graphic representation.

"high speed digital modem interfaces (ISDN)" means telephonic interfaces.

"IC manufacturing" means integrated circuit manufacturing.

"operator control trays" means integrated panels used in conjunction with data display consoles.

"plasma based telephonic intercommunication panels" means programmable panels used to promote communication throughout various military communication centers.

"(AC) plasma display panel/unit" means technology utilizing neon gas illuminated between electrically charged fields.

"power conversion devices" means equipment that produces power that is the same as what would be received from a public utility.

"ruggedized hardware" means hardware designed to meet severe environmental conditions.

"ruggedized market" means the market for ruggedized hardware.

"standard shipboard display console requirements" means the standard tactical display used specifically by the U. S. Navy.

"subsystems" means units produced to be integrated into larger computer systems.

"telco-based designs" means standard telephone interfaced designs.

"telecommunication superconducting amplifiers" means amplifiers used in cable television.
"trackballs" means cursor control devices used in conjunction with data display systems.

"UPS market" means the market for uninterruptable power supplies.

"uninterruptable power supplies (UPS)" means devices which allow a computer to operate while utility power is lost.

SURVEILLANCE AIRCRAFT PROGRAMS:

E-2C

J/STARS (Joint Surveillance Target Attack Radar Systems)

AWACS (Lookdown Surveillance Aircraft)

SHIPBOARD PROGRAMS:

AEGIS (Guided Missile Cruisers and Destroyers)

DDG'S (Guided Missile Destroyers)

BFTT (Battle Force Tactical Training)

LSD'S (Amphibious Warfare Ships)

LHA (Amphibious Warfare Ships)

Description of Business

	General

		The Orbit Instrument Division designs, manufactures and
sells customized panels, components, and      "subsystems" (see
Glossary of Technical Terms)      for contract program
requirements to prime contractors, governmental procurement
agencies and research and development     ("R&D")
laboratories. The Company primarily designs and manufactures in support of specific military programs. More recently, the
Company has focused on providing commercial, non-military
"ruggedized hardware" (see Glossary of Technical Terms)      for
prime contractor programs at cost competitive prices.  Products
include a variety of custom designed     "plasma based telephonic
intercommunication panels" (see Glossary of Technical Terms)
for secure voice airborne and shipboard program requirements,
"full-mil keyboards" (see Glossary of Technical Terms),
"trackballs" (see Glossary of Technical Terms) and "data entry
display devices" (see Glossary of Technical Terms)    .  The
Instrument Division's products, which in all cases are designed for customer requirements on a firm fixed price contract basis, have been successfully incorporated on surveillance aircraft
programs, including E-2C, J/STARS     (Joint Surveillance Target
Attack Radar Systems), AWACS (Lookdown Surveillance Aircraft)
     and P-3 requirements and shipboard programs, including AEGIS (Guided Missile Cruisers and Destroyers), DDG'S (Guided
Missile Destroyers), BFTT (Battle Force Tactical Training), LSD'S (Amphibious Warfare Ships) and LHA (Amphibious Warfare Ships)
     applications, as well as a variety of land based guidance control programs.

		On February 6, 1996, Cabot Court, Inc.     ("Cabot Court")
    , a wholly-owned subsidiary of Orbit, acquired for $3,706,700
(the     "Purchase Price")      certain of the assets of
Astrosystems, Inc.     ("Astrosystems")      and Astrosystems'
wholly-owned subsidiary, BEI Electronics, Inc.     ("BEI"), each
of which were unaffiliated third parties.  Under the terms of the purchase agreement, Orbit also assumed certain liabilities
relating to the assets being acquired including, without
limitation, obligations under the acquired contracts.     The
acquired assets, which included inventory, fixtures and
equipment, had been used by Astrosystems and BEI in the business of manufacturing and selling power supplies, AC power sources,
    "frequency converters" (see Glossary of Technical Terms),
"uninterruptable power supplies ("UPS")" (see Glossary of
Technical Terms)      and associated analytical equipment and
other electronic equipment.  The Purchase Price is subject to
adjustment based upon a final inventory valuation     with no
maximum or minimum adjustment.     Orbit and Astrosystems have
not yet agreed upon the final inventory valuation. Cabot Court changed its name to Behlman Electronics, Inc. ("Behlman") on February 7, 1996.

		The military division of Behlman designs and manufactures "power conversion devices" (see Glossary of Technical Terms)
     and electronic products for measurement and display.  The
commercial products division produces high quality,
"distortion free commercial power units" (see Glossary of
Technical Terms)      and low noise UPS.

Products

		Plasma Intercommunication Panels

		The Company has recently completed its design and
development efforts for an     "AC plasma display panel" (see
Glossary of Technical Terms) that includes "bit mapping" (see Glossary of Technical Terms) and "graphics technologies" (see
Glossary of Technical Terms).      Prime contractors in support
of combat communication requirements, in addition to command systems and display functions, have used these plasma display
units.      This panel provides the necessary interface to enable
station operators to communicate with a ship's central switching
unit and to sustain multiple communications lines.      The
Company has completed a design effort to incorporate telephonic and secure voice functions into several of the newly designed plasma configurations. The Company has completed land-based and shipboard integration and functional testing of the secure voice
and     "telco-based designs" (see Glossary of Technical Terms)
    , and has recently been awarded a     Basic      Ordering
Agreement as a mechanism for the potential procurement of these
panels.      The Basic Ordering Agreement established firm fixed
prices for four identifiable Company part numbers for purchase by the Naval Surface Warfare Center in Crane, Indiana. Such agreement enables the Naval Surface Warfare Center to procure such parts at fixed prices for various quantities for a 60-month period.

		Graphic Display Terminal

		The Company's family of graphic terminals enables the operator to monitor and control radar systems for shipboard and airborne applications. These terminals are used throughout a ship or surveillance plane as adjuncts to larger console displays. The modular design of the terminals facilitates applications for surface ship, submarine, aircraft and land based requirements.

		Color Liquid Crystal Display Panels

		The Company has recently completed its initial production "color liquid crystal display unit" (see Glossary of
Technical Terms)      for testing and integration.  This unit has
been designed as a high speed, windows-based display that provides the operator with crisp, color resolution to be used in a full military combat environment.

		Operator Control Trays

		The Company has designed and manufactures a variety of "operator control trays" (see Glossary of Technical Terms)
that help organize and process data created by interactive
communications systems, making such data more manageable for operator consumption.  These trays are presently used to support
patrol and surveillance airborne aircraft programs,     "standard
shipboard display console requirements" (see Glossary of
Technical Terms)      and shore land based defense systems
applications.

		Data Entry, Keyboards, and Display Systems

		The Company has designed and manufactures     "computer
controlled action entry panels (CCAEP'S)" (see Glossary of
Technical Terms)     , which provide a console operator with
multiple displays of computer generated data.  The Company's data entry and display panels have been designed and manufactured to
support     "fire control" (see Glossary of Technical Terms)
    , sonar control and command communication console requirements.

		Power Sources

		The Company's     "AC power sources" (see Glossary of
Technical Terms)      are used in the production of various types
of equipment such as ballasts for fluorescent lighting     "CRT
terminals" (see Glossary of Technical Terms)     , hair dryers
and hospital beds and are used in test labs to meet European
Community required testing, aircraft testing and simulators.
Other uses include powering equipment for oil and gas exploration.

		The Company s frequency converters are used to convert local power frequency (e.g., 60HZ in the U.S.) to local frequencies elsewhere (e.g., 50 HZ in Europe).

		The Company's products are used for backup power when local
power is lost.  The Company only competes in the     "ruggedized
market" (see Glossary of Technical Terms)      as opposed to the
commercial     "UPS market" (see Glossary of Technical Terms)
    .

		The Company's military division has certified value-engineering personnel who are capable of reconfiguring obsolete or hard-to-maintain government equipment. In most circumstances, the Company will be contracted to build the equipment but in the event the component is contracted to be built elsewhere based upon the Company's engineering design, the Company will receive a percentage of the government savings over the life of the program.

		The Company also performs reverse engineering of analog systems for the government or government contractors to enable them to have a new contractor with high quality capabilities at a competitive price.

		The Company also operates as a qualified repair depot for many Air Force and Navy programs.




Proposed Products

		Product Development

		The Company is currently expanding its design and development resources to update hardware previously used for full military program requirements. The Instrument Division believes its wide variety of components, controls, subsystems and plasma secure voice and intercommunication panels that have supported the military for aircraft, shipboard, subsurface and land based program requirements have alternative uses. It is the intent of the Company to update the electrical and mechanical functionality of these units and subsystems and provide ruggedized and commercial equivalent hardware at cost competitive prices.

		Construction of color flatpanel displays exhibiting specialized software routines may also provide the Company with future areas of growth. The Company continues to focus on integration of small but extremely functional high resolution
displays for use in     "embedded instrumentation products" (see
Glossary of Technical Terms)     . Further, the emergence of
"high speed digital modem interfaces" (see Glossary of Technical
Terms)      such as ISDN are allowing for increased bandwidth of
digital communications that can handle large files for both voice and data. The merging of these two concepts has produced successful results that should contribute to the Company's already extensive product line. Demonstration for new products in this category are scheduled in the third quarter of this year and are expected to transcend the Company's historical customer base.

		The Company has     added a sales representative to its
sales force who is solely dedicated to procuring business from the railroad industry.  Railroad signaling is powered from a unique voltage and frequency which the Company has the capability
to manufacture.       The Company is utilizing other existing
sales representatives as well as its in-house sales force to target this market.

		The Company is currently working with a manufacturer of "electro luminescent power supplies" (see Glossary of Technical
Terms)      for the architectural market.

		Finally, the Company is developing power supplies and control systems for the cooling systems used for high speed
computers,     "IC manufacturing" (see Glossary of Technical
Terms)     , cellular telephones and    "telecommunication
superconducting amplifiers "(see Glossary of Technical Terms)
    .

		The Company is utilizing modular power supplies to produce power supplies to produce power supply systems for the government and government contractors at prices lower than its competition.

		The Company is also looking at various way to reconfigure its commercial hardware to meet military specifications so that
its hardware may be considered     "Commercial Off the Shelf"
(see Glossary of Technical Terms)      for military requirements.

		The products described above are presently being developed by the Company. However, there can be no assurance that such development efforts will result in any marketable products.

Sales and Marketing

		Products of the Orbit Instrument Division are marketed by the Division s sales personnel and management. Products of the military division are marketed by Behlman's program managers and other management personnel. Behlman's commercial products are sold by regional sales managers, manufacturer's representatives and non-exclusive distributors.

Competition

		The Instrument Division's competitive position within the electronics industry is, in management's view, predicated upon the Company's manufacturing techniques, its ability to design and manufacture products which will meet the specific needs of its customers and its long-standing successful relationship with its major customers. There are numerous companies (many of which are substantially larger than the Company) capable of producing substantially all of the Company's products. However, to the Company's knowledge, none of such competitors currently produce all of the products that the Instrument Division produces. (See -
"Substantial Customers").

		Competition in the markets for Behlman's commercial and military products depends on such factors as price, product reliability and performance, engineering and production. In particular, due primarily to budgetary restraints and program cutbacks, competition in Behlman's government markets has been increasingly severe and price has become the major overriding factor in contract and subcontract awards. To the best of the Company's knowledge, some of Behlman's regular competitors include larger companies with substantially greater capital resources and far larger engineering, administrative, sales and production staffs than Behlman. (See - "Substantial Customers").


Substantial Customers

		General Motors Hughes Electronics Corporation     ("GMHEC")
    , Northrup Grumman, various agencies of the United States
government and Western Atlas accounted for approximately 28%,
15%, 17% and 12% respectively, of net sales of the Company for the year ended December 31, 1996.  The loss of any of these
customers would have a materially adverse effect on the sales and
earnings of the Company.      The Company does not have any
significant long-term contracts with any of the above-mentioned customers.

		Since a significant amount of all of the products which the Company manufactures are used in military applications, any substantial reduction in overall military spending by the United
States Government could have a materially adverse effect on the Company's sales and earnings.

Backlog

		As of December 31, 1996 and December 31, 1995 the Company's consolidated backlog was $17,000,000 and $13,000,000 respectively.

		Of the backlog for the year ended December 31, 1996, approximately $4,000,000 represents backlog under contracts which will not be shipped during 1997.

		    A significant amount of the Company's contracts are subject to termination at the convenience of the United States
Government.   The backlog is not influenced by seasonality.

Special Features of Government Contracts

		Orders under government prime contracts or subcontracts are customarily subject to termination at the convenience of the government, in which event the contractor is normally entitled to reimbursement for allowable costs and to a reasonable allowance for profits, unless the termination of a contract was due to a default on the part of the contractor. No material terminations of Company contracts at the convenience of the government occurred during the year ended December 31, 1996.

		A significant portion of the Company's revenues are subject to audit under the Vinson-Trammel Act of 1934 and other federal statutes since they are derived from sales under government contracts. The Company believes that adjustments to such revenues, if any, will not have a material effect on the Company's financial position.

Research and Development

		The Company incurred approximately $710,000 of research and development expenses during the year ended December 31, 1996, as compared with $420,000 of such expenses during the comparable period of the prior year.

Patents

		The Company does not own any patents which it believes are of material significance to its operations.

Employees

		As of March 14, 1997, the Company employed 126 persons. Of these, the Instrument Division employed 62 people consisting of 11 in engineering and drafting, 3 in sales and marketing, 11 in direct and corporate administration and the balance in production. Behlman employed 64 people, consisting of 11 in engineering and drafting, 5 in sales, 4 in direct and corporate administration and the balance in production.


Item 2.  PROPERTIES

		The Company's plant and executive offices, located at 80 Cabot Court, Hauppauge, New York, consist of 60,000 square feet
(of which approximately 50,000 square feet are utilized for manufacturing operations) in a two-story, sprinklered, brick building which was completed in October 1982 and expanded in 1985.

		Behlman leases 1700 square feet in Ventura, California which is used for sales. The lease expires in December 1997.

		As part of its discontinued apparel operations, the Company has leases for showroom and office space in New York, New York, warehouse space in New Jersey and showroom, office and manufacturing space in Winnipeg, Manitoba, Canada.

Item 3.  LEGAL PROCEEDINGS

		There are no material pending legal proceedings against the Company, other than routine litigation incidental to the Company's business, except as described below.

		In re USA Classic Securities Litigation:  On September 23,
1993, a class action (the     "Class Action"     ) was commenced
by an alleged shareholder of USA Classic, against USA Classic and certain of its directors in the United States District Court for the Southern District of New York.  The action was commenced on behalf of shareholders, other than the defendants, who acquired their shares from November 20, 1992, the date of the initial public offering of common stock of USA Classic (the "Offering"), through September 22, 1993, and alleges violations of the
Securities Act of 1933    , as amended (the "Securities Act")
     in connection with the Offering as well as violations of
Section 10(b) of the Securities Exchange Act of 1934.
Specifically, the complaint alleges that false and misleading statements were made in the registration statement (including the prospectus and the financial statements therein) filed in
connection with the Offering and in certain financial statements of USA Classic filed subsequent to the Offering in violation of
Sections 11 and 12 (2) of the Securities Act. The complaint
further alleges "control person" liability under Section 15 of
the Securities Act.     The plaintiffs are seeking compensatory
damages as well as fees and expenses.

		On February 1, 1994, a First Amended and Consolidated Complaint was filed in the Class Action. The First Amended and Consolidated Complaint added the Company as a defendant and
alleged that the Company is a     "controlling person"      of
USA Classic and an     "aider and abetter"      of the alleged
violations of the securities laws. The Company answered the First Amended and Consolidated Complaint on March 21, 1994. The Class Action has been stayed as against USA Classic as a result of USA Classic's filing of a petition for reorganization under Chapter 11 of the United States Bankruptcy Code.

		On October 4, 1994, a Second Amended and Consolidated Complaint was filed in the Class Action. The Second Amended and Consolidated Complaint restated the allegations against the Company and added Paine Webber Incorporated and Ladenburg
Thalmann & Co. Inc., the lead underwriters in the Offering (the "Underwriters"), as additional defendants. On November 15, 1994, the Company and the Underwriters moved to dismiss certain of the allegations in the Second Amended and Consolidated Complaint. On or about June 16, 1995, the Honorable John S. Martin, Jr. denied the dismissal motion in its entirety.

		   The original complaint, the First Amended and Consolidated Complaint and the Second Amended and Consolidated
Complaint each fail to quantify any category of damages sought by the plaintiffs.

		On March 8, 1995, the plaintiffs' representatives filed a motion for class certification. Since that date, the parties have been conducting depositions and reviewing documents relevant to the class certification issue.  The defendants' response to the class certification motion has been adjourned without a
future date pending completion of discovery into that issue.  On or about February 6, 1996, the Underwriters moved the court to stay all substantive discovery until the court rules upon the class certification motion.  The Company joined in said motion.
On March 7, 1996, the court denied the motion to stay substantive discovery.  Depositions and documentary discovery are continuing.
It is estimated that discovery in this matter will continue
throughout 1997.      The Company is unable to estimate a range
of loss with regard to this action at the present time and,
accordingly, cannot predict with any certainty the impact of this action on the Company's financial condition.  The Company
currently has available approximately $7 million of directors'
and officers' liability insurance coverage in connection with
this matter.      The Company plans to continue to vigorously
defend this action.

		Sandra Lakritz v. Orbit International Corp.: On July 7, 1995, Sandra Lakritz, a former employee of the Company's
East/West division commenced an action in Supreme Court, New York
County, claiming employment discrimination based upon age and disability.  On December 4, 1995, the Company answered the
complaint and denied the allegations set forth therein.
Simultaneously with its answer, the Company served upon
plaintiff's counsel numerous discovery requests.  To date,
plaintiff has only partially responded to the discovery requests.
Additionally, the plaintiff has requested certain discovery from the Company.  Although the Company has offered to make that
information available to the plaintiff, the plaintiff has failed
to follow up on these requests.      The plaintiff is seeking $5
million in compensatory damages and $5 million in punitive damages. The Company believes that there is no merit to the claims made by the plaintiff. The Company further believes that, at the present time, any loss contingency appears to be remote since this action is in its preliminary stage, with only minimal discovery having been completed. Consequently, the Company is unable to estimate a range of loss at the present time and, accordingly, the Company cannot predict with any certainty the impact of this action on the Company's financial condition.
The Company intends to vigorously defend this action.

		Bankruptcy and Liquidation of Canadian Subsidiaries: On March 12, 1997, Orbit commenced bankruptcy proceedings against Classique, which manufactured branded private label men's, women's and children's outer-wear in Winnipeg, Manitoba, Canada and Winnipeg Leather, which manufactured and sold women's garments under private labels in Winnipeg, Manitoba, Canada.
Classique and Winnipeg Leather are now in bankruptcy and Orbit has appointed a receiver and manager for the purpose of liquidating their assets.


Item 4. 	SUBMISSION OF MATTERS TO A VOTE OF SECURITIES HOLDERS

		An Annual Meeting of Stockholders of the Company was held on June 28,1996. The holders of 6,186,093 shares of Common Stock of the Company were entitled to vote at the meeting, the holders of 5,885,255 shares of Common Stock, or approximately 95% of shares entitled to vote at the meeting, were represented by proxy and the holders of 25,000 shares of Common Stock were present in person. The following action took place:

		1.	The stockholders voted for the election of each of the
following persons nominated to serve as a director of the Company until the next annual meeting and until his successor is elected and qualified: Dennis Sunshine by 5,696,921 votes for and 213,334 against, Bruce Reissman by 5,696,421 votes for and 213,834
against, Mitchell Binder by 5,696,421 votes for and 213,834
against, Nathan A. Greenberg by 5,696,421 votes for and 213,834 against, John Molloy by 5,696,921 votes for and 213,834 against and Stanley Morris by 5,696,408 votes for and 213,847 against.


                                   PART II


Item 5.	MARKET FOR REGISTRANT'S CAPITAL STOCK AND RELATED
SECURITY HOLDER MATTERS

		As of March 20, 1997 the Company had 729 shareholders of record. The Company's stock is traded on the Nasdaq National
Market (Nasdaq symbol ORBT).

		The quarterly closing prices for the period January 1, 1995 through December 31, 1996, as reported by Nasdaq, were as follows:



   CLOSE
High



Low

1995:



  First Quarter
2 1/2
1 5/8

  Second Quarter
2 1/8
1 3/8

  Third Quarter
1 5/8
1 3/16

  Fourth Quarter
1 9/16
3/4




1996:

  First Quarter


1


47/64

  Second Quarter
1 5/16
7/8

  Third Quarter
1 3/4
3/4

  Fourth Quarter
2 3/4
1 9/16



The Company has not declared any dividends during the aforesaid period.



Item 6.  SELECTED FINANCIAL DATA*

Twelve Month period ended December 31
 Six Month
Period Ended
December 31**
Twelve Month Period
Ended June 30



1996

1995

1994

1993
(unaudited)
1993

1992


Net sales
$16,971,000
$11,763,000
$12,254,000
$6,659,000
$14,191,000
$14,496,000

Net earnings
(loss) from
continuing
operations



3,311,000



 2,491,000



 1,098,000



 1,642,000



( 707,000)



 ( 131,000)

Net earnings
(loss) from
discontinued
operations



( 8,800,000)



(22,744,000)



(18,093,000)



4,277,000



11,942,000



 3,033,000

Earnings per
share from
continuing
operations
primary
fully diluted




 .53
 .50




 .42
 .42




 .18
 .18




 .25
 .25




 (.11)
 (.11)




(.02)
(.02)

Earnings
(loss) per
share from
discontinued
operations
primary
fully diluted





   ( 1.42)
   ( 1.32)





  ( 4.20)
  ( 4.20)





  ( 2.93)
  ( 2.93)





 .64
 .64





1.79
1.79





 .48
 .48

Total assets
at year- end

19,931,000

38,028,000

63,511,000

73,105,000

71,835,000

71,730,000

Long-term
obligations***

3,817,000

1,097,000

8,909,000

10,419,000

 2,451,000

 6,757,000

Total
stockholders'
equity


5,146,000


9,318,000


31,263,000


49,626,000


54,483,000


43,110,000

_________________
*	Restated to reflect discontinued operations
** 	In 1993, the Company opted to change its fiscal year end from June 30 to December 31.


See "Item 7. Management's discussion and Analysis of Financial Condition and Results of
Operations."






Item 7.	MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations:

Year Ended December 31, 1996 v. Year Ended December 31, 1995

	In August, 1996, the Company adopted a plan to sell its apparel businesses. The Company estimates the loss on the disposal to be approximately $4,600,000 and charged 1996 operations with such amount. Such loss includes a write-off of foreign currency translation adjustments, monies owed pursuant to operating lease agreements, the write-down of assets to net realizable value offset by the reduction in liabilities due to the bankruptcy of two of the companies and the balance for professional fees and other contractual obligations. The discontinuance of the Company's apparel operations leaves the Company solely with its Electronic Segment which consists of its Orbit Instrument Division and its Behlman subsidiary.

	Consolidated net sales for the year ended December 31, 1996 increased to $16,971,000 from $11,763,000 for the prior year due principally to $6,879,000 of revenues recorded by the Company's new Behlman subsidiary which was acquired in February 1996, offset by a decrease in the number of units shipped by the Orbit Instrument Division.

	The net loss for the year ended December 31, 1996 decreased to $5,489,000 from $22,253,000 for the prior year. The loss for the current year is principally due to operating losses from the Company's discontinued apparel operations of $4,200,000 and the estimated loss of $4,600,000 on the disposal of such operations. The loss in the prior year was principally due to non-cash charges of $9,780,000 reflecting the Company's write-off of goodwill and other intangible costs related to its U.S. apparel businesses as well as $12,192,000 of operating losses from all of the Company's apparel businesses.

	Net earnings from continuing operations for the year ended December 31, 1996 increased to $3,311,000 from $2,491,000 for the period due principally to earnings recorded during the period by the Company's new Behlman subsidiary, increased earnings from the Orbit Instrument Division offset by a decrease in investment and other income.

	Gross profit, as a percentage of sales, for the year ended December 31, 1996 increased to 44.8% from 44.5% for the prior year.

	Selling, general and administrative expenses for the year ended December 31, 1996 increased to $5,501,000 from $5,274,000
for the prior year principally due to selling,     general and
     administrative expenses incurred by the Company's new Behlman subsidiary and offset by lower corporate expenses and lower selling, general and administrative expenses incurred by the Orbit Instrument Division. Selling, general and administrative expenses, as a percentage of sales decreased to 32.4% for the year ended December 31, 1996 from 44.8% for the prior year due to additional sales and greater efficiencies derived from the Behlman acquisition and lower corporate expenses.

	Interest expense for the year ended December 31, 1996 decreased to $118,000 from $236,000 for the prior comparable period due to a reduction in the average amounts owed during the current year.

	Investment and other income for the year ended December 31, 1996 decreased to $1,320,000 from $2,614,000 for the prior year due principally to interest earned on higher cash balances in
the prior year.     The current year included non-recurring
income resulting from the realization of approximately $800,000 representing the payment of royalty income from Orbit Semiconductor, Inc. The prior year included non-recurring income of $1,000,000 resulting from the partial realization of royalty income from Orbit Semiconductor, Inc., a former affiliate, as
well as      $869,000 of insurance proceeds realized upon the
death of the Company's former chief executive officer, net of
accrued costs to the officer's estate    .  Orbit earned a one-
time royalty payment from Orbit Semiconductor, Inc. pursuant to a Stock Purchase Agreement executed in November 1991, which was realized partially in fiscal year 1996 and partially in fiscal year 1995.

	    Pursuant to its three-year license agreement with Athco, the Company received $25,000 in royalty income for the fiscal year ended December 31, 1996. See "Business-General".

	The Company did not record any tax benefit on the current year's pre-tax loss because of the uncertainty of future realization.

Year Ended December 31, 1995 v. Year Ended December 31, 1994

	Consolidated net sales for the year ended December 31, 1995 decreased to $11,763,000 from $12,254,000 in the prior year due to a decrease in 1995 in the number of units shipped.

	The net loss for the year ended December 31, 1995 increased to $22,253,000 from $16,995,000 for the prior year. The loss for the year ended December 31, 1995 was due to $12,192,000 of operating losses from the Company's discontinued apparel operations and to non-cash charges in the period of $9,780,000 reflecting the Company's write-off of goodwill and other intangible costs related to its U.S. apparel businesses. The loss in 1994 reflects the Company's write-off of its 43% equity interest in USA Classique, Inc., a subordinated receivable and other related costs.

	Net income from continuing operations for the year ended December 31, 1995 increased to $2,491,000 from $1,098,000 for the prior year due principally to non-recurring investment and other income. Gross profit, as a percentage of sales, for the year ended December 31, 1995 increased to 44.5% from 42.2% for the prior year.

	Selling, general and administrative expenses for the year ended December 31, 1995 increased to $5,274,000 from $4,489,000 for the prior year due principally to a provision taken in the year ended December 31, 1995 of approximately $875,000 in anticipation of costs to be incurred to repair and/or refurbish certain units that had already been shipped to one of the Instrument Division's customers. Selling, general and administrative expenses, as a percentage of sales, increased to 44.8% in 1995 from 36.6% in 1994 due to the aforementioned reasons.

	Interest expense for the year ended December 31, 1995 decreased to $236,000 from $323,000 for the prior year due to a reduction in the average amounts owed during the period.

	Investment and other income increased during the year ended December 31, 1995 to $2,614,000 from $734,000 for the prior year due to (i) insurance proceeds received by the Company upon the death of the Company's former chief executive officer net of accrued costs due to the officer's estate and (ii) the partial realization of $1,000,000 of royalty income received from Orbit Semiconductor, Inc. pursuant to a Stock Purchase Agreement signed in November 1991.

	The Company did not record any tax benefit on the current pre-tax loss because of the uncertainty of future realization.

Liquidity, Capital Resources and Inflation

	Working capital increased by $6,317,000 to $6,197,000 during the year ended December 31, 1996 from a working capital deficit of $120,000 as of December 31, 1995 principally due to approximately $7,567,000 of non-current restricted assets which were used to either reduce amounts owed under certain lending facilities and the reclassification of certain amounts due under the Company's factoring arrangements to a three year term loan. The Company's working capital ratio at December 31, 1996 was 1.7 to 1 compared to 1.0 to 1 at December 31, 1995.

	All losses and obligations of the apparel businesses have been provided for in the December 31, 1996 financial statements and, accordingly, the Company does not anticipate using any significant portion of its resources towards these apparel businesses.

	During the fourth quarter of 1996, the Company commenced discussions with the Company's factor to convert the amounts due to the factor from the Company's discontinued U.S. Apparel operations to a term loan. The new term loan is expected to commence on May 1, 1997 at which time the factor expects to complete its collection of all outstanding accounts receivable. Under the proposed terms of the new lending arrangement, the loan amortization is based on a 60 month period with payments due on a monthly basis for 35 months and a final balloon payment due April 1, 2000. The loan will have an interest rate of prime rate plus 1%.

	Under the Company's factoring arrangements related to the discontinued apparel operations, the Company has provided standby letters of credit as security for its guarantees under these arrangements, collaterallized by marketable securities. As of December 31, 1996, the Company has provided $2,200,000 in standby letters of credit. Between January and December 1996, the Company used approximately $8,918,000 of marketable securities to reduce the amount owed under two of the facilities.

	In February 1996, the Company, through a wholly-owned subsidiary, purchased from Astrosystems, Inc. substantially all of the assets of its wholly-owned subsidiary, Behlman Electronics, Inc., and substantially all of the assets of Astrosystems Military Electronics Division. The purchase price of $3,706,000 was substantially funded by the Company's cash and a $500,000 bridge loan from BNY Financial Corporation
("BNY")     . In June 1996, the Company completed a $2,000,000
Term Loan and $2,000,000 Revolving Credit facility with BNY. The proceeds were used to pay off the bridge loan and to provide working capital for the Company's electronics operations. The Term Loan is payable in 36 monthly installments and bears interest at prime plus 1.50%. The Revolving Credit facility bears interest at prime plus 1.0%.

	    The Company is currently a named defendant in a class action lawsuit (the "Class Action") commenced by an alleged shareholder of USA Classic. See "Legal Proceedings." Neither the original complaint, the First Amended and Consolidated Complaint nor the Second Amended and Consolidated Complaint includes a quantification of any category of damages sought by the plaintiffs. The Company is unable to estimate a range of loss with regard to this action at the present time and, accordingly, cannot predict with any certainty the impact of this action on the Company's financial condition.

	The Company's existing capital resources, including its bank credit facilities, and its cash flow from operations are expected to be adequate to cover the Company's cash requirements
for the foreseeable future.      The Company has no material
commitments for capital during fiscal year 1997.

	Inflation has not materially impacted the operations of the Company.

Certain Material Trends

	Despite continued profitability in 1996, the Company continues to face a difficult business environment with continuing pressure on the Company's prices for its sole source sales and a general reduction in the level of funding for the defense sector. Based on current delivery schedules and as a result of the acquisition of Behlman, however, revenues for the Company should be sustained at the levels recorded in 1996, although there can be no assurance that such increased revenues will actually be achieved.

	The Company continues to seek new contracts which require incurring up-front design, engineering, prototype and preproduction costs. While the Company attempts to negotiate contract awards for reimbursement of product development, there is no assurance that sufficient monies will be set aside by the government for such effort. In addition, even if the government agrees to reimburse development costs, there is still a significant risk of cost overrun which may not be reimbursable. Furthermore, once the Company has completed the design and preproduction stage, there is no assurance that funding will be provided for future production.

	The Company is heavily dependent upon military spending as a source of revenues and income. World events have led the government of the United States to reevaluate the level of military spending necessary for national security. Any significant reductions in the level of military spending by the Federal government could have a negative impact on the Company's future revenues and earnings. In addition, due to major consolidations in the defense industry, it has become more difficult to avoid dependence on certain customers for revenue and income. Behlman's product line gives the Company some diversity with its line of commercial products.

Forward Looking Statements

	Statements in this Item 7     "Management's Discussion and
Analysis of Financial Condition and Results of Operations"
and elsewhere in this document as well as statements made in press releases and oral statements that may be made by the
Company or by officers, directors or employees of the Company acting on the Company's behalf that are not statements of
historical or current fact constitute     "forward-looking
statements"

    within the meaning of the Private Securities
Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms

    "believes", "belief",
"expects", "intends", "anticipates" or "plans"      to be
uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.


Item 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

		See index to financial statements, which is a part of the financial statements, and the financial statements and schedules included elsewhere in this Annual Report on Form 10-K.

The following sets forth certain selected, unaudited quarterly financial data:

ORBIT INTERNATIONAL CORP. AND SUBSIDIARIES
QUARTERLY FINANCIAL DATA
(Consolidated)

Year Ended
December 31, 1996
First
Quarter
Second
Quarter
Third
Quarter
Fourth
Quarter

Net Sales
$2,881,000
$4,889,000
$4,798,000
$4,403,000

Gross Profit
 1,102,000
2,292,000
2,150,000
2,066,000

Income from
continuing
operations


   771,000


1,068,000


741,000


731,000

(Loss) from
discontinued
operations


(1,541,000)


(6,460,000)


0


(799,000)


Net earnings (loss)
(770,000)
(5,392,000)
741,000
(68,000)

Income per share
from continuing
operations


    0.14


   0.18


   0.12


  0.11

(Loss) per share
from discontinued
operations


  (0.28)


  (1.07)



 (0.12)

Net income (loss)
per share (fully
diluted)


  (0.14)


  (0.89)


   0.12


 (0.01)





<CATION>
Year Ended
December 31, 1995

















Net Sales
$4,106,000
$4,069,000
$1,851,000
 $1,737,000

Gross Profit
 1,817,000
 1,402,000
   542,000
 $1,473,000

Income (loss)
from continuing
operations


1,786,000


 920,000


  (401,000)


   $186,000

(Loss) from
discontinued
operations


 (2,099,000)


  (3,053,000)


(14,887,000)


($4,705,000)


Net (loss)
   (313,000)
  (2,133,000)
(15,288,000)
($4,519,000)

Income (loss)
per share from
continuing
operations



   0.30



   0.16



   (0.07)



 0.03

(Loss) per
share from
discontinued
operations



  (0.36)



  (0.52)



   (2.53)



(0.80)

Net (loss) per
share

  (0.05)

  (0.36)

   (2.60)

  (0.77)








Item 9.	DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

	On July 8, 1996, the Board of Directors of the Company approved the engagement of Ernst & Young, LLP as its independent auditors for the fiscal year ended December 31, 1996 to replace the firm of Richard A. Eisner & Company, LLP who had been dismissed by the Company. See the Company's Current Report on Form 8-K/A dated July 8, 1996.


PART III

Item 10.	 DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

		Incorporated by reference to the Company's definitive proxy statement to be filed pursuant to regulation 14A promulgated under the Securities Exchange Act of 1934 in connection with the Company's 1997 Annual Meeting of Stockholders.

Item 11.	EXECUTIVE COMPENSATION

		Incorporated by reference to the Company's definitive proxy statement to be filed pursuant to regulation 14A promulgated under the Securities Exchange Act of 1934 in connection with the Company's 1997 Annual Meeting of Stockholders.

Item 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT

		Incorporated by reference to the Company's definitive proxy statement to be filed pursuant to regulation 14A promulgated under the Securities Exchange Act of 1934 in connection with the Company's 1997 Annual Meeting of Stockholders.

Item 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

		Incorporated by reference to the Company's definitive proxy statement to be filed pursuant to regulation 14A promulgated under the Securities Exchange Act of 1934 in connection with the Company's 1997 Annual Meeting of Stockholders.


PART IV

Item 14.	EXHIBITS, FINANCIAL STATEMENTS, SCHEDULES, AND REPORTS
ON FORM 8-K

			(a) The following documents are filed as part of this Annual Report on Form 10-K for the fiscal year ended
December 31, 1996.

1.& 2.	Financial Statements and Schedule:

			The index to the financial statements and schedule is incorporated by reference to the index to financial statements attached as an exhibit to this Annual Report on Form
10-K.

3.  Exhibits:

Exhibit No.	Description of Exhibit

  3 (a)		Certification of Incorporation, as amended.
Incorporated by reference to Exhibit 3(a) to Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1991.

  3 (b)		By-Laws, as amended.  Incorporated by reference to
Exhibit 3(b) to Registrant's Annual Report on Form
10-K for the fiscal year ended June 30, 1988.

  4 (a)		Orbit International Corp. 1995 Employee Stock
Option Plan. Incorporated by reference to Exhibit
4(a) to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

  4 (b)		Orbit International Corp. 1995 Stock Option Plan
for Non-Employee Directors. Incorporated by reference to Exhibit 4(b) to Registrant's Annual
Report on Form 10-K for the fiscal year ended
December 31, 1995.

  10 (a)		Employment Agreement, dated July 1, 1996 between
Registrant and Mitchell Binder.

  10 (b)		Employment Agreement dated July 1, 1996 between
Registrant and Bruce Reissman.

  10 (c)		Employment Agreement dated July 1, 1996 between
Registrant and Dennis Sunshine.
  10 (d)	Form of Indemnification Agreement between the Company
and each of its Directors. Incorporated by reference to Exhibit 10(e) to Registrant's Annual Report on Form
10-K for the fiscal year ended June 30, 1988.

  10 (e)	Asset Purchase Agreement, dated July 12, 1993, among
The Panda Group, Inc., Kenneth Freedman, Frederick
Meyers and Registrant.  Incorporated by reference to
Exhibit 1 to Registrant's Current Report on Form 8-K dated July 12, 1993.

  10 (f)	Asset Purchase Agreement, dated as of January 11, 1996,
by and among 	Astrosystems, Inc., and BEI Electronics,
Inc., Orbit International Corp.  and 	Cabot Court,
Inc. Incorporated by reference to the Registrant's
Current Report on Form 8-K dated February 7, 1996

  10 (g)	Form of Agreement among Kenneth Freedman, Frederick
Meyers, The Panda Group, Inc. and Orbit International
Corp. dated March 28, 1996; Form of Amendment
Promissory Note dated March 28, 1996; and Form of
Warrant to purchase 125,000 shares of Orbit
International Corp. Common Stock. Incorporated by reference to Exhibit 10(g) to the Registrant's Annual
Report on Form 10-K for the fiscal year ended December
31, 1995.

  16		Letter re change in certifying accountant.
Incorporated by reference to the Registrant's Current
Report on Form 8-K/A dated July 8, 1996.

  21		Subsidiaries of Registrant.

  27		Financial Data Schedule

	(b)  Reports on Form 8-K:

			No reports on Form 8-K have been filed during the last quarter of the period covered by this report.


SIGNATURES

	Pursuant to the requirement of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunder duly authorized.

			ORBIT INTERNATIONAL CORP.


Dated: March 31, 1997 				By: /s/ Dennis Sunshine
								Dennis Sunshine, President and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature
Title
Date

 /s/ Dennis Sunshine
Dennis Sunshine
President, Chief
Executive Officer and
Director
March 31, 1997

 /s/ Mitchell Binder
Mitchell Binder
Vice President-Finance,
Chief Financial Officer
and Director
March 31, 1997

 /s/ Bruce Reissman
Bruce Reissman
Executive Vice President,
Chief Operating Officer
and Director
March 31, 1997

 /s/ Harlan Sylvan
Harlan Sylvan
Treasurer,
Secretary and Controller
March 31, 1997

 /s/ Nathan A. Greenberg
Nathan A. Greenberg
Director
March 31, 1997

 /s/ John Molloy
John Molloy
Director
March 31, 1997

 /s/ Stanley Morris
Stanley Morris
Director
March 31, 1997




ORBIT INTERNATIONAL CORP. AND SUBSIDIARIES

INDEX TO FINANCIAL STATEMENTS AND SCHEDULES


	REPORT OF INDEPENDENT AUDITORS
CONSOLIDATED BALANCE SHEETS AS AT DECEMBER 31, 1996 AND 1995

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED
DECEMBER 31, 1996, 1995 AND 1994

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED
DECEMBER 31, 1996, 1995 AND 1994

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED
DECEMBER 31, 1996, 1995 AND 1994

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THE FOLLOWING FINANCIAL STATEMENT SCHEDULE IS INCLUDED IN
ITEM 14(d):

II - VALUATION AND QUALIFYING ACCOUNTS

All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.


















Q:\SSDOCS\SQUAD01\BAW\COGENER2\186681 1.WPD